UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2016

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 Greenwich Street, Suite 516
New York, New York 10013
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On May 30, 2016, YOU On Demand, Inc. (the “Company”), through its subsidiary YOU on Demand (Asia) Limited, and Megtron Hongkong Investment Group Co., Limited (“Megtron”) entered into a Joint Venture Agreement (the “JV Agreement”), pursuant to which the Company and Megtron have agreed to form a new jointly owned company (the “JVC”) to, among other things, operate, market and promote certain apps provided by the Company or its affiliates, including apps pre-installed on smart phones exported from China to overseas market by Megtron and its affiliates. The JVC will be responsible for the independent server, bandwidth, promotion and local market application of such apps.

As part of the joint venture, the Company shall ensure that the JVC is connected with China online channels, overseas local channels and third-party offline channels under a paid, either fixed fee or profit sharing model, with respect to the apps and content offered through such apps. The Company shall also generally support the JVC with regard to operation resources and technologies. For specific markets, the Company will be able to provide branding and content customization. For markets other than Asia, however, the Company shall lead the operations and promotions, but must openly share operational data with the JVC. The apps provided by the Company shall include, without limitation, video content with global copyright in film, television, music, game, shopping finance and news, and social media. Profits from the apps shall be shared between the Company and the JVC with the specifics to be determined on a case-by-case basis.

Megtron, an investment company with rich resources and distribution channels in Asia mobile terminal and telecom market, shall be responsible for negotiations with carriers and telecom companies of existing regions covered by the JV Agreement and new regions to be developed in the future and will try its best to expand the promotion of products and integrate the JVC with major customers in key markets. Megatron shall also leverage its industry resources to cause the JVC’s app service to be distributed through pre-installation, channel development and specific distribution chains, to achieve user installation and loading of such apps on mobile phones and other smart devices through method of pre-installation, online and offline promotion installation, refurbishing, or upgrade of previously sold mobile devices.

Under the terms of the JV Agreement, the JVC will have a registered capital of $10 million, which the Company and Megtron will contribute $5 million each, to be paid in installments with the first installment of RMB5.00 million to be paid within one month of the date of incorporation of the JVC. The parties are responsible for the JVC to the extent of the amount of their respective capital contribution, and the JVC will be responsible for its debts. The Company and Megtron are entitled to profits from the JVC in proportion to their respective capital contribution to the JVC’s registered capital, and responsible for losses of the JVC to the extent of their capital contribution.

The Company will be entitled to appoint 3 directors to the JVC’s board of directors and Megtron will be entitled to appoint 2 directors. The chairperson shall be one of the directors appointed by the Company. In addition, Megtron will be entitled to appoint the CEO and the Company will appoint the CFO of the JVC. Under the terms of the JV Agreement, certain corporate actions require a unanimous vote at a shareholders’ meeting, including, among other things, amendments to the articles of associations, merger, dissolutions, liquidations or other changes to the JVC’s corporate form, external investments by the JVC or provision of external guarantees by the JVC.

The term of the JV Agreement is 30 years, and for any matter not covered by the JV Agreement, the parties shall negotiate separately and sign a supplemental agreement.

The foregoing description of the JV Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which we will file as an exhibit to our next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: June 3, 2016	By: /s/ Mingcheng Tao
Mingcheng Tao
Chief Executive Officer